EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.92 on Revenue Increase of 10.6% to $126 Million

BENTONVILLE, Ark., May 23, 2013 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its fiscal 2013 fourth quarter and full fiscal year ended April 30, 2013.

Highlights of fourth quarter operating results:

  Net income of $8.8 million - $.92 per diluted share vs. $.97 per diluted share for prior year quarter (prior year quarter includes $1 million after-tax positive effect from a reduction to the allowance for credit losses- $.09 per diluted share)
  Revenues of $126 million compared to $113 million for the prior year quarter with same store revenue increase of 5.3%
  Retail unit sales increase of 10% to 10,767 from 9,789 for the prior year quarter with productivity increase of 1.8% to 29.4 retail units sold per store per month from 28.9 for prior year quarter
  Average retail sales price increased $179 to $9,963 or 1.8% from the prior year quarter and $166 or 1.7% sequentially
  Net Charge-offs as a percent of average finance receivables of 7.1%, flat with prior year quarter
  Provision for credit losses of 22.6% of sales vs. 19.1% for prior year quarter (20.6% for prior year quarter excluding the effect of the reduction to the allowance for credit losses)
  Selling, General and Administrative Expenses at 16.9% of sales vs. 17.1% for prior year quarter
  Opened four new dealerships during the quarter - dealership count now at 124
  Active accounts base now almost 58,000
  Debt to equity of 49.2% and debt to finance receivables of 27.4%
  Allowance for credit losses at 21.5% of finance receivables at April 30, 2013 and at April 30, 2012

Highlights of full fiscal year operating results:

  Net income of $32.1 million or $3.36 per diluted share vs. $3.24 per diluted share for prior year (prior year includes the $.09 positive effect from a reduction to the allowance for credit losses)
  Revenue increase of 8.0% to $465 million from $430 million for the prior year with same store revenue growth of 3.3%
  Retail unit sales increase of 8.0% to 40,737 from 37,722 for the prior year with a .5% increase in average retail sales price to $9,721 with productivity increase of .6% to 28.8 retail units sold per store per month
  Net Charge-offs as a percentage of average finance receivables of 25.2% compared to 24.8% for the prior year
  Provision for credit losses of 23.1% of sales vs. 21.1% for prior year (21.5% for prior year excluding the effect of the reduction to the allowance for credit losses)
  Opened ten new dealerships during the year
  Strong cash flows supporting the significant increase in revenues and the $46 million increase in finance receivables, the $5.6 million increase in inventory to support higher sales levels, $5.5 million in net capital expenditures, and $17.3 million in common stock re-purchases, with a $21.7 million increase in total debt

"We are very pleased with our results for the quarter and for the year and are very excited about our future. We opened 10 new dealerships during the year, four of which were opened during the fourth quarter. We couldn't be happier with our Expansion Department and the great work being done by that group. We have several great new locations in process and our expectation continues to be that we will open new dealerships in fiscal 2014 and beyond at an approximate 10% annual rate," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "We continue to make solid progress with our training efforts especially related to our Manager in Training Program. Our Training Department is doing an outstanding job of hiring, training and supporting our Future Managers which is so crucial to our long-term success. Additionally, the re-write of our operational software is progressing well and is certainly expected to increase lot level efficiencies. It goes without saying that this project is a very important component of our effort to create an infrastructure to support more customers from more locations into the future."

"Increased funding to the sub-prime auto industry has certainly contributed to some additional competitive pressure this year. We have answered the challenge, and our General Managers have remained focused on earning repeat business and highlighting the value of Car-Mart's local presence and face to face relationships giving us the ability to work with customers most effectively," added Mr. Henderson. "Our customers are looking for good, reliable and affordable transportation, excellent service and the peace of mind that goes with dealing with America's Car-Mart. Our associates take great care of our customers. After almost 32 years in this business, we understand the Company's future success will be determined by the success of our customers and we are committed to doing everything we can to help them succeed."

"We are pleased with our top line growth and our sales volume productivity improvements especially in light of the challenging macroeconomic environment coupled with some additional competitive pressures from the funding side. As we anticipated, in our efforts to attract and retain better customers, many of whom are long-term repeat customers, we did lengthen our overall contract terms (to 29.3 months up from 28.1 at this time last year) which contributed to lower collections and a higher provision for credit losses. However, net charge-offs was flat for the quarter and up only slightly for the full fiscal year. We fully expect to earn acceptable cash-on-cash returns supporting our decision to attract and retain better customers through slightly longer terms and somewhat lower down payments in this competitive environment," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "As expected, higher unit sales resulted in leveraging at the selling, general and administrative line for the quarter. We remain convinced that the business model will continue to support significant unit volume expansion."

"Since February 1, 2010, we have repurchased 2.9 million shares, or almost 25% of our Company. Although we did not repurchase any shares in the fourth quarter, we believe in the long-term value of our company and plan to invest in the repurchase program when favorable conditions are present, but our first priority for capital allocation will continue to be to support the healthy growth of the business. We believe it is prudent to maintain a very conservative balance sheet, especially in the current operating environment. Our debt to equity ratio was 49.2% and our debt to finance receivables ratio was 27.4% at the end of the quarter," added Mr. Williams. "Our balance sheet is very healthy and by staying focused on cash returns our future is bright."

Conference Call

Management will be holding a conference call on Friday, May 24, 2013 at 11:00 a.m. Eastern Time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 68299187.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 124 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2013	Three Months Ended
	April 30,		vs.	April 30,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	10,767	9,789	10.0%
Average number of stores in operation	122	113	8.0
Average retail units sold per store per month	29.4	28.9	1.8
Average retail sales price	$ 9,963	$ 9,784	1.8
Same store revenue growth	5.3%	5.5%
Net charge-offs as a percent of average Finance Receivables	7.1%	7.1%
Collections as a percent of average Finance Receivables	17.6%	19.2%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	77.5%	80.5%
Average down-payment percentage	8.7%	9.5%

Period End Data:
Stores open	124	114	8.8%
Accounts over 30 days past due	5.1%	4.1%
Finance Receivables, gross	$ 363,394	$ 316,933	14.7%

Operating Statement:
Revenues:
Sales	$ 113,034	$ 102,448	10.3%	100.0%	100.0%
Interest income	12,501	11,033	13.3	11.1	10.8
Total	125,535	113,481	10.6	111.1	110.8

Costs and expenses:
Cost of sales	65,765	59,725	10.1	58.2	58.3
Selling, general and administrative	19,087	17,569	8.6	16.9	17.1
Provision for credit losses	25,536	19,582	30.4	22.6	19.1
Interest expense	781	609	28.2	0.7	0.6
Depreciation and amortization	756	632	19.6	0.7	0.6
Loss on Disposal of Property and Equipment	58	91	(36.3)	0.1	0.1
Total	111,983	98,208	14.0	99.1	95.9

Income before taxes	13,552	15,273		12.0	14.9

Provision for income taxes	4,763	5,632		4.2	5.5

Net income	$ 8,789	$ 9,641		7.8	9.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 8,779	$ 9,631

Earnings per share:
Basic	$ 0.97	$ 1.01
Diluted	$ 0.92	$ 0.97

Weighted average number of shares outstanding:
Basic	9,017,440	9,509,999
Diluted	9,494,167	9,959,866

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Years Ended		2013	Years Ended
	April 30,		vs.	April 30,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	40,737	37,722	8.0%
Average number of stores in operation	118	110	7.3
Average retail units sold per store per month	28.8	28.6	0.6
Average retail sales price	$ 9,721	$ 9,675	0.5
Same store revenue growth	3.3%	7.5%
Net charge-offs as a percent of average Finance Receivables	25.2%	24.8%
Collections as a percent of average Finance Receivables	60.6%	65.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.5%	80.9%
Average down-payment percentage	6.6%	7.0%

Period End Data:
Stores open	124	114	8.8%
Accounts over 30 days past due	5.1%	4.1%
Finance Receivables, gross	$ 363,394	$ 316,933	14.7%

Operating Statement:
Revenues:
Sales	$ 415,740	$ 386,857	7.5%	100.0%	100.0%
Interest income	48,936	43,320	13.0	11.8	11.2
Total	464,676	430,177	8.0	111.8	111.2

Costs and expenses:
Cost of sales	239,095	223,392	7.0	57.5	57.7
Selling, general and administrative	73,069	67,663	8.0	17.6	17.5
Provision for credit losses	96,035	81,638	17.6	23.1	21.1
Interest expense	2,937	2,285	28.5	0.7	0.6
Depreciation and amortization	2,826	2,329	21.3	0.7	0.6
Loss on Disposal of Property and Equipment	58	91	(36.3)	0.0	0.0
Total	414,020	377,398	9.7	99.6	97.6

Income before taxes	50,656	52,779		12.2	13.6

Provision for income taxes	18,491	19,792		4.4	5.1

Net income	$ 32,165	$ 32,987		7.7	8.5

Dividends on subsidiary preferred stock	$ (40)	$ (40)

Net income attributable to common shareholders	$ 32,125	$ 32,947

Earnings per share:
Basic	$ 3.53	$ 3.36
Diluted	$ 3.36	$ 3.24

Weighted average number of shares outstanding:
Basic	9,111,851	9,793,616
Diluted	9,569,702	10,156,355

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	April 30,	April 30,
	2013	2012

Cash and cash equivalents	$ 272	$ 276
Finance receivables, net	$ 288,049	$ 251,103
Inventory	$ 32,827	$ 27,242
Total assets	$ 358,265	$ 310,940
Total debt	$ 99,563	$ 77,900
Treasury stock	$ 94,547	$ 77,242
Stockholders' equity	$ 202,268	$ 184,473
Shares outstanding	9,023,290	9,378,346

Finance receivables:
Principal balance	$ 363,394	$ 316,934
Deferred revenue - payment protection plan	$ (12,910)	(10,745)
Allowance for credit losses	(75,345)	(65,831)

Finance receivables, net of allowance & deferred revenue	$ 275,139	$ 240,358

Allowance as % of net principal balance	21.5%	21.5%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2013	2012
Balance at beginning of period	$ 65,831	$ 60,173
Provision for credit losses	96,035	81,638
Net charge-offs	(86,521)	(75,980)

Balance at end of period	$ 75,345	$ 65,831

CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944

         Jeffrey A. Williams, CFO
         (479) 418-8021